UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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California Water Service Group

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California Water Service Group
California Water Service Company, Hawaii Water Service Company,
New Mexico Water Service Company, Washington Water Service
Company, CWS Utility Services, and HWS Utility Services

1720 North First Street
San Jose, CA 95112-4598
(408) 367-8200

April 7, 2010

Dear Fellow Stockholder:

You have now received your proxy materials for the California Water Service Group’s 2010 Annual Meeting of Stockholders.

If your shares are held in the name of your brokerage firm, due to a recent change in New York Stock Exchange (NYSE) rules, your broker can no longer vote your shares for the election of directors without instructions from you. If you do not provide voting instructions to your broker, no votes will be cast on your behalf in the election of directors.

If your shares are held in the name of your brokerage firm, you should have received with the proxy materials instructions from your broker that you must follow in order for your shares to be voted. We urge you to review the instructions from your broker as soon as possible. If your shares are held in your own name, please follow the voting instructions included on the enclosed proxy card.

Your vote is important to us. Thank you for your investment in the California Water Service Group.

Sincerely,

/s/  Robert W. Foy
ROBERT W. FOY
CHAIRMAN OF THE BOARD

California Water Service Group
California Water Service Company, Hawaii Water Service Company,
New Mexico Water Service Company, Washington Water Service
Company, CWS Utility Services, and HWS Utility Services

1720 North First Street
San Jose, CA 95112-4598
(408) 367-8200

April 7, 2010

Dear Fellow Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders at 9:30 a.m. on Tuesday, May 25, 2010, at the Doubletree Hotel San Jose, located at 2050 Gateway Place in San Jose, California. Please note the new location for the Annual Meeting of Stockholders.

Enclosed are a notice of matters to be voted on at the meeting, our Proxy Statement, a proxy card and our 2009 Annual Report.

Whether or not you plan to attend, your vote is important. Please vote your shares, as soon as possible, in one of three ways: Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.

In a continuing effort to reduce costs and conserve natural resources, we produced a summary annual report again this year, opting not to duplicate the financial information that continues to be provided in the SEC Form 10-K. We care about what you think of the report. Please send your feedback to annualreport@calwater.com.

Thank you for your investment in the California Water Service Group.

Sincerely,

/s/  Robert W. Foy
ROBERT W. FOY
CHAIRMAN OF THE BOARD

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

This Proxy Statement, dated April 7, 2010, relates to the solicitation of proxies by the Board of Directors of California Water Service Group for use at our 2010 Annual Meeting of Stockholders, which is scheduled to be held on May 25, 2010. We expect to begin mailing this Proxy Statement to stockholders on or about April 15, 2010.

For directions to the Annual Meeting, please refer to page 35 of the proxy.

CALIFORNIA WATER SERVICE GROUP

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of California Water Service Group will be held on May 25, 2010, at 9:30 a.m., at the Doubletree Hotel San Jose, 2050 Gateway Place, San Jose, California 95110, for the following purposes:

1. Election of directors;

2. Ratify the selection of Deloitte & Touche LLP as the Group’s independent registered public accounting firm; and

3. To consider such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 31, 2010, as the record date for the determination of holders of common stock entitled to notice of and to vote at the Annual Meeting.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy: (a) by Internet, (b) by telephone, or (c) by USPS mail. For specific instructions, please refer to “Questions and Answers About the Proxy Materials and the Annual Meeting” of this Proxy Statement and the instructions on the proxy card.

By Order of the Board of Directors

LYNNE P. MCGHEE, Esq.
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON MAY 25, 2010

Electronic copies of the Group’s 10-K, including exhibits, and this Proxy Statement will be available on the Group’s website at: http://www.calwatergroup.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What am I voting on?

•	Election of nine directors to serve until the 2011 Annual Meeting.

•	Ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Group’s independent registered public accounting firm for 2010.

Those elected to serve as directors of California Water Service Group, which we refer to in this Proxy Statement as the Group, will also serve as the directors of California Water Service Company and CWS Utility Services, two of the Group’s operating subsidiaries.

Who may attend the Annual Meeting?

All Group stockholders may attend.

Who is entitled to vote?

Stockholders of record at the close of business on March 31, 2010 (the “Record Date”), or those with a valid proxy from a brokerage firm or another similar organization that held shares on the Record Date.

How many votes do I get?

Each share of common stock is entitled to one vote. You may also use “cumulative voting” in the election of directors as described below.

What is “cumulative voting” and how does it work?

You may elect to “cumulate” your vote in the election of directors. Cumulative voting permits you to allocate among the director nominees the total number of votes you may cumulate.

If you hold common stock, the total number of votes you may cumulate is determined by multiplying the number of shares you hold by the number of director positions to be filled. For example, if you own 100 shares of common stock, you may distribute 900 “FOR” votes (100 shares x 9 director positions to be filled) among as few or as many of the nine director nominees as you choose.

If you wish to cumulate your vote for director nominees, you must follow the special instructions on the proxy card or voting instruction card and vote by mail. If you do not indicate otherwise, the proxies may use their discretion to cumulate votes.

How are the directors elected?

The nine nominees receiving the highest number of votes are elected to the Board.

Who are the Board’s nominees?

The nominees are Douglas M. Brown, Robert W. Foy, Edwin A. Guiles, Edward D. Harris, Jr., M.D., Bonnie G. Hill, Richard P. Magnuson, Linda R. Meier, Peter C. Nelson, and George A. Vera. All the nominees are current Board members. See “Proposal No. 1 — Election of Directors” for biographical information and qualifications, including the nominees’ current directorships in other publicly held companies.

What is the required vote for the second proposal to pass?

In order for the Board’s selection of Deloitte & Touche LLP as independent registered public accounting firm to be ratified, the proposal must receive the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

How do I vote?

You may vote on the Internet.

You do this by following the “Vote by Internet” instructions on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

You may vote by telephone.

You do this by following the “Vote by Telephone” instructions on the proxy card. If you vote by telephone, you do not have to mail in your proxy card. You must have a Touch-Tone phone to vote by telephone.

You may vote by mail.

You do this by signing the proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the meeting.

We will hand out written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

If you return a signed card but do not provide voting instructions, your shares will be voted:

•	for the nine named director nominees, and

•	for the ratification of the selection of the independent registered public accounting firm.

We have been advised by legal counsel that these telephone and Internet voting procedures comply with Delaware law.

What if I change my mind after I return my proxy?

You may revoke your proxy any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date;

•	voting on the Internet or by telephone (your latest Internet or telephone proxy is counted);

•	voting again at the meeting; or

•	notifying the Corporate Secretary, in writing, that you wish to revoke your previous proxy. We must receive your notice prior to the vote at the Annual Meeting.

Will my shares be voted if I do not return my proxy?

If you are a stockholder of record (that is, you hold your shares in your own name), and you do not return your proxy, your shares will not be voted unless you attend the meeting and vote in person. Different rules apply if your stockbroker holds your shares for you.

What happens if my shares are held by my stockbroker?

If you do not return your proxy, then your stockbroker, under certain circumstances, may vote your shares.

Stockbrokers must write to you asking how you want your shares voted. If you do not respond, stockbrokers have authority under exchange regulations to vote your uninstructed shares on certain “routine” matters, including ratification of the selection of the independent registered public accounting firm. Effective January 1, 2010, however, the election of directors is no longer considered a “routine” matter. Thus, if you do not instruct your stockbroker on how to vote in the election of directors, no votes will be cast on your behalf. If you wish to change the voting instructions you gave to your stockbroker, you must ask your stockbroker how to do so.

If you do not give your stockbroker voting instructions, the stockbroker may either:

•	proceed to vote your shares on routine matters and refrain from voting on nonroutine matters; or

•	leave your shares entirely unvoted.

Shares that your stockbroker does not vote (“stockbroker non-votes”) will count towards the quorum only. We encourage you to provide your voting instructions to your stockbroker. This ensures that your shares will be voted at the meeting.

You may have granted to your stockbroker discretionary voting authority over your account. If so, your stockbroker may be able to vote your shares even on nonroutine matters, depending on the terms of the agreement you have with your stockbroker.

What happens if I abstain from voting on a proposal?

If you abstain from voting on a proposal (other than the election of directors), either by proxy or in person at the Annual Meeting, your shares will be counted in determining whether we have a quorum, but the abstention will have the same effect as a vote against the proposal. Abstentions have no effect on the election of directors.

Who will count the vote?

Representatives of Broadridge Financial Services, Proxy Services, will serve as the inspector of elections and count the votes.

What does it mean if I get more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What constitutes a quorum?

A majority of the outstanding shares — present at the Annual Meeting or represented by persons holding valid proxies — constitutes a quorum. If you submit a valid proxy card, your shares will be part of the quorum.

Without a quorum, no business may be transacted at the Annual Meeting. However, whether or not a quorum exists, a majority of the voting power of those present at the Annual Meeting may adjourn the Annual Meeting to another date, time and place.

At the Record Date, there were approximately 2,596 stockholders of record. There were 20,803,738 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

What percentage of stock do the directors and executive officers own?

Together, they own one percent of our common stock. See “Stock Ownership of Management and Certain Beneficial Owners” for more details.

Who are the largest common stockholders?

As of April 7, 2010, the largest principal stockholder was BlackRock, Inc, which held 1,195,191 shares of common stock, representing 5.76% of our aggregate outstanding stock. SJW Corp. held 1,099,952 shares of common stock, representing 5.3% of our aggregate outstanding common stock. To the best of our knowledge, no other stockholders held over 5% of our common shares.

What is the deadline for submitting stockholder proposals for the Group’s proxy materials for next year’s Annual Meeting?

Any proposals that stockholders intend to submit for inclusion in the Group’s 2011 proxy materials must be received by the Corporate Secretary of the Group by December 9, 2010. A proposal and any supporting statement together may not exceed 500 words. Please submit the proposal to the Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598.

How can a stockholder propose a nominee for the Board or other business for consideration at a stockholders’ meeting?

Any stockholder of record who is entitled to vote at a stockholders’ meeting may propose a nominee for the Board or propose other business for consideration at the meeting. The bylaws contain the requirements for doing so. Contact the Corporate Secretary to request a copy of the full bylaw requirements. Briefly, a stockholder must give timely prior notice of the matter to the Group. The notice must be received by the Corporate Secretary at the Group’s principal place of business by the 150th day before the first anniversary of the prior year’s Annual Meeting. For the 2011 Annual Meeting, to be timely, notice must be received by the Corporate Secretary by December 27, 2010. If we move the date of the meeting by more than thirty days before or more than sixty days after the date of the previous meeting, notice is due by the 150th day before the Annual Meeting or the 10th day after we publicly announce the holding of the meeting. If the Group’s Corporate Secretary receives notice of a matter after the applicable deadline, the notice will be considered untimely, and the persons named as proxies may exercise their discretion in voting with respect to the matter when and if it is raised at the meeting.

The bylaws specify what the notice must contain. Stockholders must comply with all requirements of the securities laws with respect to matters submitted in accordance with the bylaws. The bylaws do not affect any stockholder’s right to request inclusion of proposals in the Group’s Proxy Statement under the rules of the Securities and Exchange Commission.

How can a stockholder or other interested party contact the independent directors, the director who chairs the Board’s executive sessions or the full Board?

Stockholders or other interested parties may address inquiries to any of the Group’s directors, to the director who chairs the Board’s executive sessions, or to the full Board, by writing to the Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598. All such communications are sent directly to the intended recipient.

Can I make comments and/or ask questions during the Annual Meeting?

Yes, most certainly. Stockholders wishing to address the meeting are welcome to do so by adhering to the following guidelines:

1. Stockholders may address the meeting when recognized by the Chairman or President and Chief Executive Officer.

2. Each stockholder, when recognized, should stand and identify himself or herself.

3. Stockholder remarks must be limited to matters before the meeting and may not exceed two minutes in duration per speaker. No cameras, video or recording equipment will be permitted at the meeting.

BOARD STRUCTURE

This section briefly describes the structure of the Board and the functions of the principal committees of the Board. The Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, provide a framework for the governance of the Group. The Corporate Governance Guidelines and the charters for the Audit, Organization and Compensation, Finance and Risk Management, Nominating/Corporate Governance and Executive committees are posted on the Group’s website at http://www.calwatergroup.com. These documents are also available in written form upon request to the Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598.

The Group’s policy is that all directors must be able to devote the required time to carry out director responsibilities and should attend all meetings of the Board and of committees on which they sit.

Leadership Structure

The role of chairman of the Board and the role of chief executive officer (CEO) are separate pursuant to the Corporate Governance Guidelines. The Corporate Governance Guidelines also provide for an independent lead director to further strengthen the governance structure. Mr. Douglas A. Brown currently serves as lead director. The lead director presides over executive sessions of the non-management and independent directors and has the authority to call executive sessions. The Board believes that this leadership structure fosters clear accountability, effective decision making and helps to ensure proper risk oversight for the Group.

Risk Oversight

Under the Corporate Governance Guidelines, the full Board oversees the Group’s processes for assessing and managing risk. The Board does not view risk in isolation but considers risk as part of its regular consideration of business decisions and business strategy. The Board exercises its risk oversight function through the Board as a whole and through its committees. Each of the Board committees considers the risks within its areas of responsibility and identified in its charter. The Finance and Risk Management Committee reviews the Group’s major risk exposures and the steps management has taken and proposes to take to monitor and control such exposures. The Audit Committee reviews with management risks related to financial reporting and internal controls. At least annually, the Finance and Risk Management Committee discusses the Group’s risk assessment and risk management with the Audit Committee. The Organization and Compensation Committee reviews enterprise risks to ensure that our compensation plans and programs do not encourage management to take unreasonable risks relating to our business. The Nominating/Corporate Governance Committee oversees risks related to matters of corporate governance, including director independence and board performance.

The Group has an Enterprise Risk Management Committee (ERMC) which reports directly to the Finance and Risk Management Committee. The ERMC is not a committee of the Board. The ERMC is chaired by the Group’s chief financial officer, and four other officers from various functions are members. The ERMC identifies and prioritizes key risks and recommends the implementation of appropriate mitigation measures, as needed. The ERMC meets at least semi-annually and reports regularly to the Finance and Risk Management Committee and the CEO. The ERMC reports to the Audit Committee no less frequently than annually. Further review or reporting on risks is conducted as needed or as requested by the Board or committee.

Committees:

AUDIT:  Reviews the Group’s auditing, accounting, financial reporting and internal audit functions. Also, the Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm, although stockholders are asked to ratify the Committee’s selection that was adopted by the Board. All members are independent as defined in the listing standards of the New York Stock Exchange and meet the additional independence requirements for audit committee members imposed by the Sarbanes-Oxley Act and the rules of the SEC thereunder.

The Board has determined that George A. Vera, chair of the Audit Committee, is an audit committee financial expert and is independent as defined in the rules of the SEC and in the listing standards of the New York Stock Exchange. This means that the Board believes Mr. Vera has:

(i) an understanding of generally accepted accounting principles and financial statements;

(ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Group’s financial statements, or experience actively supervising one or more persons engaged in such activities;

(iv) an understanding of internal control over financial reporting; and

(v) an understanding of Audit Committee functions.

Designation of a person as an audit committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other audit committee member or any other Director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

ORGANIZATION AND COMPENSATION:  Reviews the Group’s executive and director compensation, employee benefit plans and programs, including their establishment, modification and administration. All members are independent as defined in the listing standards of the New York Stock Exchange. In 2009, the Organization and Compensation Committee took steps to analyze the current risk profile of the Group’s executive and broad-based compensation programs. In its evaluation, the Organization and Compensation Committee review took into account the fact that the Group does not provide for cash-based annual incentive compensation and that Group operates in a highly regulated environment and thus maintains strong internal controls, which factors tend to mitigate against undue risk.

For a description of the processes and procedures used by the Organization and Compensation Committee for the consideration and determination of executive and director compensation, see “Compensation Discussion & Analysis” elsewhere in this Proxy Statement.

FINANCE AND RISK MANAGEMENT:  Assists the Board in reviewing the Group’s financial policies, risk management strategies and capital structure. All members are independent as defined in the listing standards of the New York Stock Exchange.

NOMINATING/CORPORATE GOVERNANCE:  Assists the Board by (i) identifying candidates and nominating individuals qualified to become Board members and (ii) developing and recommending a set of corporate governance principles applicable to the Group. All members are independent as defined in the listing standards of the New York Stock Exchange.

EXECUTIVE:  Has limited powers to act on behalf of the Board whenever it is not in session. This committee meets only as needed. The committee consists of a majority of independent directors.

During 2009, there were eight regular meetings of the Board, five meetings of the Audit Committee, two meetings of the Organization and Compensation Committee, two meetings of the Finance and Risk Management Committee, and two meetings of the Nominating/Corporate Governance Committee. Each of the director-nominees who served on the Board of California Water Service Group in 2009 attended at least 95% of all Board and applicable committee meetings. Collectively, they attended an average of 99% of all of the Board and applicable committee meetings.

Independence of Directors

As discussed in the Group’s Corporate Governance Guidelines, a substantial majority of the Board is made up of independent directors. Under the listing standards of the New York Stock Exchange, a director is independent if he or she has no material relationship, whether commercial, industrial, banking, consulting, accounting, legal, charitable or familial, with the Group, either directly or indirectly as a partner, stockholder or officer of an entity that has a material relationship with the Group. The Board makes an affirmative determination regarding the independence of each director annually, based on the recommendation of the Nominating/Corporate Governance Committee. The Board has adopted standards to assist it in assessing the independence of directors, which are set forth in the Corporate Governance Guidelines. Under these standards, the Board has determined that a director is not independent if:

•	the director has a material relationship (including, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships) with companies that comprise the Group;

•	the director is, or has been within the last three years, an employee of any company that comprises the Group or an immediate family member is, or has been within the last three years, an executive officer of any company that comprises the Group;

•	the director or any immediate family member has received personally during any twelve-month period within the past three years more than $120,000 in direct compensation from companies that comprise the Group, other than director or committee fees and pension or other forms of deferred compensation for prior service (compensation received by an immediate family member for service as an employee, other than an executive officer, of the Group is not considered for purposes of this standard);

•	the director or an immediate family member is a current partner of the Group’s external auditor; the director is a current employee of such a firm; the director’s immediate family member is a current employee of such a firm who works personally on the Group’s audit or the director or an immediate family member was in the last three years a partner or employee of such a firm and personally worked on the Group’s audit within that time;

•	employment of the director or of an immediate family member within the last three years as an executive officer of a company whose Organization and Compensation Committee includes or included at the same time an executive officer of the Group;

•	being an employee or having an immediate family member who is an executive officer of a customer or vendor or other party that has made payments to or received payments from companies that comprise the Group for property or services in an amount that exceeded the greater of 2% or $1 million of the party’s consolidated gross revenues, in any of the past three years; and

•	the director, or the director’s spouse, is an executive officer of a non-profit organization to which the Group makes, or in the past three years has made, payments that, in any single fiscal year, exceeded the greater of 2% or $1 million of the non-profit organization’s consolidated gross revenues.

The Board has determined that none of the following relationships, in itself, is a material relationship that would impair a director’s independence:

•	being a residential customer of any companies that comprise Group;

•	being an executive officer or employee, or being otherwise affiliated with, a commercial customer from which the Group’s consolidated gross revenues in any of the last three years are or were not more than the greater of (i) 1% of the Group’s consolidated gross revenues for the year or (ii) $500,000;

•	being an executive officer or employee of a supplier or vendor that has or had consolidated gross revenues from the Group in any of the last three years of not more than the lesser of (i) 1% of the Group’s consolidated gross revenues for the year or (ii) $500,000;

•	having a 5% or greater ownership interest or similar financial interest in a supplier or vendor that has or had consolidated gross revenues from the Group in any of the last three years of not more than the lesser of (i) 1% of the Group’s consolidated gross revenues for such year or (ii) $500,000; and

•	being a director of any of the Group’s subsidiaries.

Director Qualifications and Diversity

The Group seeks directors having the following specific qualifications:

•	evidence of leadership in his or her particular field;

•	broad experience and sound business judgment;

•	expertise in an area of importance to the Group and its subsidiaries;

•	the ability to work in a collegial Board environment;

•	high personal and professional ethics and integrity;

•	the ability to devote the required time to carry out director responsibilities;

•	the ability and willingness to contribute special competencies to Board activities, including appointment to Board committees;

•	freedom from conflicts of interest that would interfere with serving and acting in the best interests of the Group and its stockholders;

•	evidence of being a high caliber individual who has achieved a level of prominence in his or her career; for example, a CEO or highest level financial officer of a sizeable organization, a director of a major corporation, a prominent civic or academic leader, etc.

Additionally, Section 2.8 of the Group’s bylaws contains requirements that a person must meet to avoid conflicts of interest that would disqualify that person from serving as a director.

Board membership should reflect diversity in its broadest sense. The Group seeks directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board, as a whole, should possess a combination of skills, professional experience and backgrounds necessary to oversee the Group’s business.

Identification of Director Nominees

The Group identifies new director candidates by director recommendations and by the use of search firms selected by the Nominating/Corporate Governance Committee.

The Group considers nominees of stockholders in the same manner as all other nominees. The Group will consider director nominees recommended by stockholders who adhere to the procedure described under “Questions and Answers About the Proxy Materials and the Annual Meeting — How can a stockholder propose a nominee for the Board or other business for consideration at a stockholders’ meeting?” elsewhere in this Proxy Statement.

Executive Sessions of the Board

Under the Group’s Corporate Governance Guidelines, the nonmanagement directors meet at least four times each year in executive session without management present, and the independent directors meet in executive session at least once a year. The lead director, Mr. Douglas M. Brown, chairs these sessions. The lead director performs other responsibilities that are described in the Group’s Corporate Governance Guidelines.

Retirement Age of Directors

The Group has established a mandatory retirement age for directors. A director must retire no later than the Annual Meeting that follows the date of the director’s 75th birthday. An employee director must retire as an employee no later than the Annual Meeting that follows the date of his or her 70th birthday, but may remain on the Board at the discretion of the Board.

Annual Meeting Attendance

All directors are expected to attend each Annual Meeting of the Group’s stockholders, unless attendance is prevented by an emergency. All of the Group’s directors who were in office at that time attended the Group’s 2009 Annual Meeting of Stockholders, except Bonnie G. Hill.

Our directors as of April 7, 2010, are as follows:

			Current
			Term	Director
Name	Age	Position	Expires	Since

Douglas M. Brown(1)(2)(5)(8)(11)(12)	72	Lead Director	2010	2001
Robert W. Foy(10)	73	Chairman of the Board and Director	2010	1977
Edwin A. Guiles(2)(3)(4)(12)	60	Director	2010	2008
Edward D. Harris, Jr., M.D.(1)(5)(7)(12)	72	Director	2010	1993
Bonnie G. Hill(3)(5)(12)	68	Director	2010	2003
Richard P. Magnuson(1)(2)(3)(4)(9)(12)	54	Director	2010	1996
Linda R. Meier(1)(2)(3)(5)(12)	69	Director	2010	1994
Peter C. Nelson(1)	62	President, Chief Executive Officer and Director	2010	1996
George A. Vera(4)(5)(6)(12)	66	Director	2010	1998

(1)	Member of the Executive Committee

(2)	Member of the Audit Committee

(3)	Member of the Organization and Compensation Committee

(4)	Member of the Finance and Risk Management Committee

(5)	Member of the Nominating/Corporate Governance Committee

(6)	Chair of the Audit Committee

(7)	Chair of the Organization and Compensation Committee

(8)	Chair of the Finance and Risk Management Committee

(9)	Chair of the Nominating/Corporate Governance Committee

(10)	Chair of the Executive Committee

(11)	Chair of the Board’s Executive Sessions

(12)	Independent director

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Nominating/Corporate Governance Committee, the Board has nominated for election at the 2010 Annual Meeting of Stockholders a slate of nine nominees. All of the nominees have served as directors since the last Annual Meeting. All directors are elected annually to serve until the next Annual Meeting and until their respective successors are elected.

Nominee Qualifications

When an incumbent director is up for re-election, the Nominating/Corporate Governance Committee reviews the performance, skills and characteristics of such incumbent director before making a determination to recommend that the Board nominate him or her for re-election. The Board’s membership criteria, which are set forth in the Corporate Governance Guidelines, include leadership in a particular field, broad experience and sound business judgment, expertise in areas of importance to the Group, ability to work in a collegial board environment, the highest personal and professional ethics and integrity, ability to devote required time to carrying out director responsibilities, ability and willingness to contribute special competencies to Board and committee activities, freedom from conflicts of interest that would interfere with serving and acting in the best interests of the Group and its stockholders, and achievement of prominence in a career.

The Nominating/Corporate Governance Committee believes that all of the nine director nominees listed below are highly qualified and have the skills and experience required for membership on our Board. A description of the specific experience, qualifications, attributes and skills that led our Board to conclude that each of the nominees should serve as a director follows the biographical information of each nominee below.

Vote Required

The nine persons receiving the highest number of votes represented by outstanding shares present or represented by proxy and entitled to vote will be elected. Except as otherwise indicated, each director has served for at least five years in the positions stated below.

The Board recommends a vote FOR the election of each of the following nominees:

Douglas M. Brown
Director since 2001
Age 72

Mr. Brown is lead director and a resident of the State of New Mexico. He is the dean of the University of New Mexico’s Anderson School of Management. He is the former Treasurer for the State of New Mexico. From 1999 to 2005, he was president and CEO of Tuition Plan Consortium and from 1990 to 1999, he was president and CEO of Talbot Financial Services. He is also a former trustee of Stanford University and former regent of the University of New Mexico. Previously, he spent 28 years in commercial banking, most of it with Wells Fargo Bank.

With his diverse professional background, Mr. Brown brings to the Board economic and public policy expertise as well as financial acumen. He is a former CEO of a publicly traded company and has demonstrated leadership capabilities that position him well to serve as lead director. In addition, Mr. Brown brings valuable insight to the Board from the perspective of the Group’s subsidiary operations in New Mexico.

Robert W. Foy
Director since 1977
Age 73

Mr. Foy is Chairman of the Board of California Water Service Group and its subsidiaries. Mr. Foy retired as an executive officer and employee director at the 2007 Annual Meeting in accordance with the Group’s retirement policy. See “Board Structure — Retirement Age of Directors.” He was formerly president and CEO of Pacific Storage Company, a diversified transportation, warehousing and business records management company with offices throughout Northern California; he remains an owner and director of that company. He has served as Chairman of the California Water Service Group since January 1, 1996. He serves as a member of the San Jose State University College of Business Global Leadership Council.

With his many years of leadership experience, both at the Group and at Pacific Storage Company, Mr. Foy brings to the Board demonstrated management ability at a senior level. Mr. Foy’s full understanding of the Group’s business and its history, combined with his drive for excellence, position him well to serve as chairman. Mr. Foy is also active in numerous civic activities in Stockton, a city served by the Group’s subsidiary, California Water Service Company.

Edwin A. Guiles
Director since March, 2008
Age 60

Mr. Guiles is a director of Cubic Corporation.  He was formerly executive vice-president of corporate development at Sempra Energy. He was previously chairman and CEO of San Diego Gas & Electric (SDG&E) and Southern California Gas Company (SoCal Gas), Sempra Energy’s California regulated utilities. Mr. Guiles is also a director and past chairman of the California Chamber of Commerce.

Mr. Guiles is a former CEO with a strong public utility background. He has corporate governance experience through his service on the boards of SDG&E, SoCal Gas and Cubic Corporation, a public company. He brings to the Board valuable senior management and operational expertise from his years at Sempra Energy, SDG&E and SoCal Gas. Additionally, Mr. Guiles’s in-depth knowledge of public utility regulation provides the Board with crucial insight.

Edward D. Harris, Jr., M.D.
Director since 1993
Age 72

Dr. Harris is the George DeForest Barnett professor of medicine, emeritus, at Stanford University Medical Center. He is the Academic Secretary emeritus to Stanford University. He is also the executive secretary of Alpha Omega Alpha, the National Medical Honor Society, and editor of “The Pharos.” He is a Master of the American College of Rheumatology, a Master of the American College of Physicians and a Fellow of the Royal College of Physicians (London).

Dr. Harris is a prominent medical clinician and academician. His experience as a physician gives him extensive knowledge in dealing with science and health issues that come before the Board. He has a unique perspective to offer the Board on a variety of public health issues, including water quality, healthcare legislation and employee health.

Bonnie G. Hill
Director since 2003
Age 68

Ms. Hill is the president of B. Hill Enterprises, LLC, a consulting firm specializing in corporate governance and board organization. She is also co-founder of Icon Blue, a brand marketing company. From 1997 to 2001, she was president and CEO of Times Mirror Foundation and senior vice president, communications and public affairs, of The Los Angeles Times. She is a director of AK Steel Holdings Corp., Home Depot, Inc. and Yum Brands, Inc. She was formerly a director of Hershey Foods Corporation. She is a director of the Financial Industry Regulatory Authority Investor Education Foundation and a member of the Investors Advisory Group of the Public Company Accounting Oversight Board.

Through her experience as a former chair of the Securities and Exchange Commission’s Consumer Affairs Advisory Committee, and as a former director of the National Association of Securities Dealers Regulation Board, Ms. Hill brings to the Board significant public policy, regulatory, and governance expertise. Her business experience as well as her service on the boards of a variety of public companies over the past 19 years demonstrates her extensive knowledge of the complex financial and operational issues that public companies face.

Richard P. Magnuson
Director since 1996
Age 54

Mr. Magnuson is a private venture capitalist. Mr. Magnuson holds a law degree and a master’s degree in business administration from Stanford University. From 1984 to 1996, he was a general partner of Menlo Ventures, a venture capital firm. He has served on the boards of the following public companies: Rogue Wave Software (acquired by Quovadx.), IKOS Systems, Inc. (acquired by Mentor Graphics) and OrCAD, Inc. (acquired by Cadence Design Systems). He is currently a director of two privately held companies and has also served on the boards of several other privately held companies in the past.

With his legal and venture capital backgrounds, Mr. Magnuson brings valuable financial and business strategy expertise to the Board. His past experience on the boards of other public companies, and his insight on financial and operational matters, adds value to the Board. His past and current board service also provides insight on corporate governance practices.

Linda R. Meier
Director since 1994
Age 69

Ms. Meier is a member of the National Board of the Institute of International Education and the Board of Trustees of the World Affairs Council of Northern California. She is co-chair of the “The Stanford Challenge” and chair of outreach programs. She is a former director of Greater Bay Bancorp. Previously, she was a founding board member of The University National Bank and Trust Company. From 1992-1997, Ms. Meier was chair of the

Stanford University Hospital Board of Directors. From 1984-1994, she was a trustee of Stanford University and vice-president from 1991-1994.

Ms. Meier has demonstrated management capabilities and knowledge of operational issues facing large organizations and public companies. Her years of philanthropic and non-profit experience provide an important perspective to the Board and a valuable link to our community. Her past experience on the boards of other public companies, including her membership on marketing and compensation committees adds value to the Board as well.

Peter C. Nelson
Director since 1996
Age 62

Mr. Nelson is president and CEO of the Group and its subsidiaries. Before joining the Group in 1996, he was vice president, division operations (1994-1995) and region vice president (1989-1994) of Pacific Gas & Electric Company (PG&E). He is a director of the California Chamber of Commerce, chair of the Chamber’s Water Resources Committee and a past president of the National Association of Water Companies (NAWC).

Mr. Nelson is well positioned to lead our management team and provide guidance and insight to the Board. Mr. Nelson has a strong record of operational and strategy leadership in the public utility business. An engineer by training with a graduate degree in business administration, he gained extensive senior executive experience at PG&E. He has a vast understanding of the water industry from his fourteen-plus years of experience as president and CEO of the Group and from his leadership nationally at NAWC as well as in California at the state chamber.

George A. Vera
Director since 1998
Age 66

Mr. Vera is vice president and chief financial officer of the David and Lucile Packard Foundation. Until 1997, he was an audit partner at Arthur Andersen, LLP.

Mr. Vera is an experienced financial leader with the skills necessary to chair our Audit Committee. He brings many years of accounting experience as a former audit partner that is critical to the Board. His current position with the David and Lucile Packard Foundation provides him with extensive knowledge in dealing with financial and accounting matters.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Ownership of Directors and Executive Officers

Our Board strongly encourages stock ownership by directors and believes it is desirable for all directors to own an amount of shares having a value of four times the amount of such director’s annual director retainer. Pursuant to the Group’s Corporate Governance Guidelines, available on the Group’s website at http://www.calwatergroup.com, directors elected before April 27, 2005, who own less than the desirable amounts were strongly encouraged to increase their holdings to that amount by April 26, 2009. Directors elected on or after April 27, 2005, who own less than the desired amount are strongly encouraged to increase their holdings to four times the annual director retainer level before the end of four years from the date of their election to the Board.

The following table shows the common stock ownership of our directors and officers as of April 7, 2010. All directors and executive officers have sole voting and investment power over their shares (or share such powers with their spouses).

	Common Stock
	Beneficially Owned
Name	(*)

Douglas M. Brown	7,159	(1)
Director
Paul G. Ekstrom	15,356	(2)
Executive Officer
Francis S. Ferraro	12,728	(3)
Executive Officer
Robert W. Foy	52,905	(4)
Director
Edwin A. Guiles	3,721	(5)
Director
Robert R. Guzzetta	14,348	(6)
Executive Officer
Edward D. Harris, Jr., M.D.	5,703	(7)
Director
Bonnie G. Hill	6,631	(8)
Director
Martin A. Kropelnicki	11,879	(9)
Executive Officer
Richard P. Magnuson	24,719	(10)
Director
Linda R. Meier	7,922	(11)
Director
Peter C. Nelson	85,057	(12)
Director and Executive Officer
George A. Vera	7,907	(13)
Director
All directors and executive officers as a group	256,035	(14)

*	To the knowledge of the Group, as of March 31, 2010, all directors and executive officers together beneficially owned an aggregate of 1% of the Group’s outstanding common shares. No one director or officer beneficially owns more than 1% of the Group’s outstanding common shares.

(1)	Includes 4,922 shares of restricted stock (3,545 shares vested and 1,377 shares awarded on March 2, 2010, which have a 12 month vesting).

(2)	Includes 8 shares held in the Employees Savings Plan, 7,483 shares of vested stock-settled stock appreciation rights, and 4,311 shares restricted stock (1,202 shares vested and 3,109 shares not vested which includes 2,066 shares awarded on March 2, 2010).

(3)	Includes 32 shares held in the Employees Savings Plan, 7,483 shares of vested stock-settled stock appreciation rights, and 4,311 shares restricted stock (1,202 shares vested and 3,109 shares not vested which includes 2,066 shares awarded on March 2, 2010).

(4)	Includes 7,500 shares restricted stock (5,286 shares vested and 3,909 shares not vested which includes 1,377 shares awarded on March 2, 2010).

(5)	Includes 3,647 shares restricted stock (2,270 shares vested and 1,377 shares not vested awarded on March 2, 2010).

(6)	Includes 104 shares held in the Employees Savings Plan, 7,483 shares of vested stock-settled stock appreciation rights, and 4,311 shares restricted stock (1,202 shares vested and 3,109 shares not vested which includes 2,066 shares awarded on March 2, 2010).

(7)	Includes 4,922 shares restricted stock (3,545 shares vested and 1,377 shares awarded on March 2, 2010).

(8)	Includes 4,922 shares restricted stock (3,545 shares vested and 1,377 shares awarded on March 2, 2010).

(9)	Includes 7,430 shares of vested stock-settled stock appreciation rights, and 4,311 shares restricted stock (1,195 shares vested and 3,116 shares not vested which includes 2,066 shares awarded on March 2, 2010).

(10)	Includes 4,922 shares restricted stock (3,545 shares vested and 1,377 shares awarded on March 2, 2010).

(11)	Includes 4,922 shares restricted stock (3,545 shares vested and 1,377 shares awarded on March 2, 2010).

(12)	Includes 61 shares held in the Employees Savings Plan, 31,669 shares of vested stock-settled stock appreciation rights, and 17,739 shares restricted stock (5,021 shares vested and 12,718 shares not vested which includes 8,676 shares awarded on March 2, 2010).

(13)	Includes 4,922 shares restricted stock (3,545 shares vested and 1,377 shares awarded on March 2, 2010).

(14)	Includes an aggregate of 205 shares held in the Employees Savings Plan for the benefit of the directors and executive officers, 53,000 shares outstanding stock options which are currently exercisable by the directors and executive officers within 60 days, 69,048 shares of vested stock-settled stock appreciation rights for the benefit of the executive officers and 73,448 shares of restricted stock (37,271 shares vested and 36,177 shares not vested which includes 38,286 shares awarded on March 2, 2010).

Ownership of Largest Principal Stockholders

As of March 31, 2010, the Group’s records and other information available from outside sources indicated that the following stockholder was the beneficial owner of more than five percent of the outstanding shares of our common stock.

The information below is as reported in filings made by third parties with the Securities and Exchange Commission. Based solely on the review of our stockholder records and public filings made by the third parties with the Securities and Exchange Commission, the Group is not aware of any other beneficial owners of more than five percent of the common stock.

		Number of Shares of
Class	Beneficial Owner(1)	Common Stock	Percent of Class

Common	BlackRock, Inc.	1,195,191	5.75%
	40 East 52nd Street New York, NY 10022
Common	SJW Corp.	1,099,952	5.29%
	110 West Taylor Street San Jose, CA 95110

(1)	BlackRock, Inc. and SJW Corp. each has sole voting and investment power over their respective shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, certain officers, and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership of our securities.

Based solely on its review of the copies of forms furnished to the Group, or written representations that no annual forms (SEC Form 5) were required, the Group believes that during the fiscal year ended December 31, 2009, our directors, executive officers and holders of more than ten percent of our common stock complied with all applicable SEC Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

The Organization and Compensation Committee (Committee) administers the Group’s compensation plans and programs for board members and executive officers. After a review of compensation levels, the Committee recommends to the full Board of Directors compensation levels, including the equity incentive plan awards for board members and executive officers for the 12-month period beginning January 1st of each year. The Committee starts its planning and review process in September of each year and typically concludes its process in November. The Group’s principal executive officer, principal financial officer, and three other most highly compensated executive officers in a particular year are referred to herein as “executive officers” or “executives.” More information on the committee and related charter can be found at the Group’s website at http://www.calwatergroup.com in the corporate governance section.

Compensation Philosophy for Executive Officers

The Group’s overall philosophy is to provide compensation that attracts, retains, and motivates talented executives, rewards excellent job performance and overall leadership, and provides for fair, reasonable, and competitive total compensation. The Committee believes that compensating executives using these criteria is a benefit to both stockholders and customers.

Elements of Compensation

The material elements of the Group’s executive compensation program include:

•	Salary

•	Equity Compensation

•	Basic and Supplemental Pension Plan Benefits

•	Deferred Compensation Plan Benefits

•	Limited Perquisites

Historically, the Group has not used annual bonuses as a compensation mechanism and did not use annual bonuses for the 2009 fiscal year. The Committee is mindful that as a holding company for a California regulated utility, the Group’s financial performance is to a large extent dependent upon California Public Utilities Commission (CPUC) ratemaking decisions and other factors beyond the control of the executives. Therefore, the Committee’s decisions regarding overall compensation are determined largely by its comparisons with peer groups and evaluation of factors that are within the executives’ control.

Salary

The Group provides a significant portion of executive officers’ total compensation in the form of base salaries. Base salaries provide a measure of security that enables executive officers to meet daily living expenses and financial commitments. The Committee reviews base salaries for executive officers annually and determines whether or not to recommend adjustments to base salaries. To assist the Committee in this review, the Group’s chief executive officer (CEO) provides an assessment of performance and recommendations regarding base salary adjustments to the Committee for each of the executive officers other than himself based on the competitive data and the other factors described below under “Determining Executive Compensation.”

As noted below, under “Determining Executive Compensation,” the Committee targets base salaries for each executive that are within the competitive range (defined as plus or minus 20% from the median compensation level) for the executive’s position as established by reference to the competitive data described below. As noted above, the Group does not pay annual cash incentive compensation. However, because annual incentives are a common component of executive compensation in the surveys included in the competitive data, the Group compares base salary levels for the executives to the actual total cash compensation (base salary plus actual bonus) for similar positions within the competitive data (rather than comparing the executive’s base salaries to the base salaries within the competitive data). Each of the executives’ base salaries for 2009 were within the competitive range of actual total cash compensation, except Mr. Ferraro whose base salary was slightly above the competitive range for his position because of his long tenure with the Group, his unique expertise and continued contributions in regulatory matters, and his corporate development responsibilities, each of which are greater than those usually afforded to executives in his position with other public utilities.

In addition to the review of competitive data, the CEO provides a full self-assessment of his own performance and degree of success in meeting the goals set for him by the Committee at the beginning of the year, and this is followed by the Committee’s assessment of the Group’s performance and the CEO’s role in achieving that performance. The CEO’s goals for 2009 were to implement improvements in California regulation, to achieve budgeted earnings per share of $1.96 (the Group’s actual performance resulted in earnings per share of $1.95), and to achieve planned results in other corporate initiatives. The Committee then reviews and discusses the performance of each executive and the competitive data provided by Presidio Pay Advisors (PPA). Once reviewed and agreed upon, the Committee recommends to the full Board of Directors the base salaries for the executive officers (including the CEO). The following tables shows the base salaries for each executive for 2008, 2009 and 2010:

Executive Officer	2008 Base Salary	2009 Base Salary	2010 Base Salary

Mr. Nelson	$794,000	$875,000	$910,000
Mr. Kropelnicki	$370,000	$400,000	$425,000
Mr. Ferraro	$340,000	$375,000	$381,000
Mr. Guzzetta	$280,000	$295,000	$300,000
Mr. Ekstrom	$235,000	$260,000	$270,000

Shown in the chart above for both 2009 and 2010, are the base salary increases for senior management approved by the Committee. These increases are intended to maintain base salaries within the competitive range of actual total cash compensation for similar positions within the competitive data.

Equity Compensation

The purpose of the Group’s long-term equity incentive compensation program has been to align executive compensation with stockholder interests, to create incentives for executive recruiting and retention, to encourage long-term performance by the Group’s executive officers, and to promote stock ownership. As with base salaries, the Committee reviews the competitive range of long-term equity compensation and total direct compensation (long-term equity compensation plus base salary) for similar positions within the competitive data in making decisions regarding long-term equity compensation awards for 2009. However, the Committee also believes that, in the interest of fostering the Group’s “one-team” approach, the annual equity incentive awards granted to each of the Group’s executive officers (other than the CEO) would be the same for each. The Committee recommended awarding the CEO a greater value of equity awards than the other executive officers because of his substantially greater level of responsibility and ability to influence the Group’s operational results. In addition, for both the CEO and the other executives, the grant values for 2009 were increased over the grant values for 2008 as a result of the Committee’s review of the competitive data and its desire to bring long-term equity incentive compensation values within the competitive range for similar positions within the competitive data, while maintaining the Group’s “one-team” approach for executives other than the CEO.

Each year the Committee first establishes the total value of the equity compensation awards to be granted to the CEO and the other executive officers. For 2009 these values were $300,000 and $75,000, respectively, vesting over four years. In 2009, we granted annual equity compensation awards to the executive officers in the form of stock-settled stock appreciation rights (SARs) and restricted stock awards (RSAs), with 50% of the total value of the annual equity compensation award allocated to each. The Committee believed this mix of SARs and RSAs creates an effective combination of incentives and retention for those executives who are most responsible for influencing stockholder value.

The Committee has granted equity awards to the executive officers in March of each year following the release of annual financial results. On March 3, 2009, the Committee granted to: (i) the CEO, RSAs covering 3,550 shares and SARs covering 22,000 shares; and (ii) each of the executive officers other than the CEO, RSAs covering 890 shares and SARs covering 5,500 shares. These share numbers were determined based upon the grant date fair value of the awards and the dollar value allocated to each executive officer.

Both the SARs and RSAs granted to the executive officers on March 3, 2009, pursuant to the California Water Service Group Equity Incentive Plan (the “Incentive Plan”) vest in monthly installments over 48 months following the date of grant. In addition, the SARs have a ten-year term. The exercise price of the SARs is the closing price for the Group’s common stock on the New York Stock Exchange on the grant date. Neither the SARs nor the RSAs provide for automatic vesting acceleration if there is a change in control or in the ownership of the Group.

In November of 2009, the Committee, after reviewing competitive data for each executive, approved the total value of the equity compensation awards to be granted to the CEO and the other executive officers for 2010. These values were $315,000 (CEO) and $75,000 (other executive officers), and were granted on March 2, 2010, in the form of RSAs. The Committee decided to change the form of the 2010 long-term equity incentive compensation from 50% RSAs and 50% SARs to 100% RSAs after observing that companies similar to the Group tend to experience steady growth in revenue and profit, but do not always see this value growth reflected in its stock price. As such, the Committee determined that SARs, whose value is primarily driven by market volatility, were not ideal for compensating executives who may be increasing the Group’s value but whose performance is not reflected in the Group’s stock price appreciation. In addition, the Committee observed that the Group records a significant accounting expense each year related to the grants of SARs to the executives, however, few executives have actually gained any economic benefits from those awards.

Basic and Supplemental Pension Plan Benefits

In addition to the tax-qualified defined benefit plan that covers virtually all union and non-union employees, the Group provides supplemental retirement benefits to executive officers under the Supplemental Executive Retirement Plan (SERP). The plan is an unfunded, unsecured obligation of the Group and is designed to assist in attracting and retaining key executives while providing a competitive, total compensation program. In addition, since we do not provide a significant amount of total compensation in the form of equity incentives, SERP benefits provide executive officers with retirement security. Furthermore, the plan is designed, in part, to make up for limitations imposed by the Internal Revenue Code on allocations and benefits that may be paid to our executive officers under the Group’s tax-qualified plan. Since the tax code restricts benefits under our tax-qualified plan, our executives otherwise would not be eligible to receive the retirement benefits that are proportional to the benefits received by our employees that generally are based on compensation.

Deferred Compensation Plan

The Group maintains a deferred compensation plan for its directors, officers, and qualified managers. The plan is intended to promote retention by providing eligible employees, including the executive officers, with a long-term savings opportunity on an income tax-deferred basis.

401(k) Plan

All employees satisfying the eligibility requirements are entitled to participate in our 401(k) plan and receive matching contributions from the Group. Pursuant to the plan, executive officers are entitled to contribute up to the statutory limit set by the Internal Revenue Service and effective January 1, 2010, the Group matches 75 percent for each dollar contributed up to a maximum company match of 6%.

Limited Perquisites

As part of the Group’s automobile policy, the Group’s executive officers have the use of a company-owned automobile. The Committee believes that the provision of a company-owned automobile allows our executive officers to work more efficiently because many of the geographic areas served by the Group are most effectively reached by automobile as opposed to other forms of mass transportation, such as airlines. Any personal mileage incurred by the executive is taxed as additional compensation in accordance with IRS regulations. Other than this automobile benefit, the Committee’s general philosophy is not to provide perquisites and other personal benefits of substantial value to the Group’s executive officers.

Severance Arrangements

None of the executive officers is a party to an individual employment agreement with the Group that provides for severance benefits. In addition, we do not provide executive officers with single-triggered change in control benefits.

Consistent with the Group’s compensation philosophy, the Committee believes that the interests of stockholders are best served if the interests of senior management are aligned with those of the Group’s stockholders. To this end, the Group provides change in control severance benefits to executive officers under the Group’s Executive Severance Plan to reduce any reluctance of the executive officers to pursue or support potential change in control transactions that would be beneficial to the Group’s stockholders. We adopted the plan in 1998, and its purpose is to promote the continued employment and dedication of our executives without distraction in the face of a potential change in control transaction. The Executive Severance Plan provides severance pay equal to three times base salary to each of the executive officers if their employment is terminated without good cause or they resign for good reason during the two-year period following a change in control.

In addition to the Executive Severance Plan, each executive officer is covered by the Group’s general severance policy stating that each non-union employee of Group whose employment is terminated without cause is entitled to severance pay of either one week’s pay after completing two years of service or two weeks’ pay after completing five or more years of service, provided at least two weeks’ notice is given. Under the Group’s policies, all executive officers are entitled to a pay-out of six weeks of vacation time upon any termination of employment.

Determining Executive Compensation

Each year the Committee reviews, assesses, and recommends to the Board of Directors all compensation for executive officers after determining that the compensation for these individuals is competitive relative to companies of comparable size, complexity, location and business nature (see below for additional discussion of this comparison). In addition, the Committee approves the retention, fees, and termination of any compensation consultant or compensation consulting firm used to assist in the evaluation of director and executive compensation. With respect to 2009 compensation decisions, the Committee retained the services of an independent compensation consultant, PPA, for investigation into and advice on total compensation for executive officers. The Committee believes that having an independent evaluation of executive officer compensation is a valuable tool for the Committee, the Group and stockholders. PPA is not engaged to perform any additional work for the Group.

The Committee retained PPA for a number of purposes, including:

•	Constructing and reviewing compensation comparisons from readily available published survey data; and

•	Performing a competitive assessment of the Group’s compensation programs, practices, and levels for its directors, executive officers and other senior officers.

The Committee made a number of compensation recommendations, including those pertaining to the executive officers, that were based on the competitive assessments provided by and through consultation with PPA. The Committee’s recommendations were made, however, entirely by the Committee, using its sole discretion.

Total compensation level for executives is based on one or more of the following factors:

•	The individual’s duties and responsibilities within the Group;

•	The individual’s experience and expertise;

•	The compensation levels for the individual’s peers within the Group;

•	Compensation levels for similar positions based on a review of published compensation surveys; and

•	The levels of compensation necessary to recruit, retain, and motivate executives.

In order to determine competitive compensation practices for 2009, the Committee relied, in part, on published compensation data from the following sources:

•	Saje Consulting Group — Investor-Owned Water Utility Compensation and Benefits Survey

•	Watson Wyatt Data Services — Top Management Compensation Survey and Top Management Compensation Calculator

•	Mercer Human Resources Consulting — Executive Compensation Survey

PPA utilized the data from these sources (the “competitive data”) to compile the competitive pay information comparing each officer’s compensation to the 25th, 50th, and the 75th percentiles for the executive officer’s position. The Committee is not provided the names of the companies in any of the surveys. With respect to compensation decisions for 2009, the Committee did not review proxy data for individual companies in making compensation decisions and instead focused on competitive data from established published surveys.

After consideration of the competitive data, the Committee makes decisions regarding each individual executive’s target total compensation opportunities based on Group and individual performance and the need to attract, motivate, and retain an experienced and effective management team. The Committee examined the relationship of each executive’s base salary, long-term equity incentives and total compensation (base salary plus long-term equity incentives) to the competitive data at the 25th, 50th, and 75th percentiles for the executive’s position within the competitive data.

In making compensation recommendations for the 2009 fiscal year for the executive officers, the Committee’s general objective was to set total compensation within a “competitive range” for each executive’s position based on the competitive data. The Committee considers the “competitive range” to mean that compensation levels are within plus or minus 20% of the median compensation levels as determined by reference to the competitive data. Actual compensation decisions for the executive officers were, however, influenced by a variety of additional factors, including considerations of each individual’s experience, expertise and performance, the Group’s performance, and internal equity among the executive officers.

Tax and Other Compensation Policies

When designing compensation policies and setting compensation levels, the Group considers the potential tax treatment of the compensation, but the primary factor influencing program design is the support of business objectives. The Committee has reviewed the Group’s compensation structure in light of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which limits the amount of compensation that the Group may deduct for federal income tax purposes for any year to $1,000,000 for our CEO and each of our three highest compensated officers other than the CEO and CFO. There are certain exceptions to this limit, one of which is for “performance-based compensation,” as defined under Section 162(m). SARs granted by the Group are intended to satisfy the requirements for the “performance-based compensation,” exception, and therefore do not count against the $1,000,000 deductibility limit. RSAs granted by the Group do not qualify as “performance-based compensation,” and thus do count against the $1,000,000 deductibility limit. In 2009, no executive officer’s compensation exceeded the limitation set by Section 162(m), meaning all compensation paid to the executive officers was tax-deductible.

Historically, the Committee has not used equity awards as a significant portion of executive compensation. Thus, the Group currently does not have any formal stock ownership guidelines for its executive officers, nor does it require that executive officers own a specific number of shares.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Group for the fiscal year ended December 31, 2009, 2008 and 2007.

(a)	(b)	(c)	(e)	(f)	(h)	(i)	(j)
					Change in
					Pension
					Value and
					Nonqualified
					Deferred
			Stock	Option	Compensation	All Other
		Salary	Awards	Grants	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)

Peter C. Nelson	2009	$904,619	$136,249	$230,905	$860,929	$26,437	$2,159,139
President and Chief	2008	$791,523	$84,224	$91,479	$2,401,823	$27,932	$3,396,981
Executive Officer	2007	$732,760	$62,882	$84,359	$511,773	$28,365	$1,420,139
Martin A. Kropelnicki	2009	$412,549	$34,158	$57,726	$164,651	$21,737	$690,821
Vice President, Chief Financial	2008	$345,074	$23,688	$25,754	$120,481	$19,983	$534,980
Officer and Treasurer	2007	$313,862	$15,244	$20,727	$48,543	$20,224	$418,600
Francis S. Ferraro	2009	$387,677	$34,158	$57,726	$349,202	$15,623	$844,386
Vice President, Corporate	2008	$338,960	$23,688	$25,754	$1,155,204	$18,266	$1,561,872
Development	2007	$314,246	$15,244	$20,727	$149,341	$18,658	$518,216
Robert R. Guzzetta	2009	$305,603	$34,158	$57,726	$383,951	$16,868	$798,306
Vice President, Operations	2008	$279,248	$23,688	$25,754	$662,362	$15,679	$1,006,731
	2007	$261,363	$15,244	$20,727	$71,388	$14,091	$382,813
Paul G. Ekstrom	2009	$268,751	$34,158	$57,726	$380,435	$20,839	$761,909
Vice President, Customer Service,	2008	$234,469	$23,688	$25,754	$640,513	$20,959	$945,383
Human Resources and Information Technology	2007	$221,480	$15,244	$20,727	$92,346	$19,635	$369,432

(1)	The executive officers were not entitled to receive payments which would be characterized as “bonus” or “non-equity incentive plan compensation” payments for the fiscal year ended December 31, 2009, 2008 and 2007.

(2)	Amounts reflect the full grant date fair value of RSAs (“Stock Awards” column) and SARs (“Option Grants” column) granted in the years shown, calculated in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, disregarding estimates for forfeitures. Assumptions used in the calculation of these amounts are included in footnote 13 of Group’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010.

(3)	Amounts in this column reflect the actuarial increase in the present value of the executive officer’s benefits under the Group’s pension plan and Supplemental Executive Retirement Plan (SERP) determined using interest rate and mortality rate assumptions consistent with those used in the Group’s financial statements and includes amounts which the executive officers may not currently be entitled to receive because such amounts are not vested. Earnings on the nonqualified deferred compensation plan are noted on the Nonqualified Deferred Compensation table for those officers participating in the plan. Earnings have been excluded from this table since earnings were not at above market or at preferential rates.

(4)	All other compensation is comprised of 401(k) matching contributions made by Group on behalf of the executive officer, the personal use of company-provided cars, and any miscellaneous reimbursed expenses that may be taxable. The value attributable to personal use of company-provided cars is included as compensation on the W-2 of each executive officer who receives such benefits. Each such officer is responsible for paying income tax on such amount.

Grants for Plan-Based Awards

For Fiscal Year Ended 2009

The table below sets forth certain information with respect to awards granted during the fiscal year-ended December 31, 2009, to each of our executive officers.

			All Other	All Other		Grant
			Stock	Option		Date
			Awards:	Awards:	Exercise or	Fair
			Number of	Number of	Base	Value of
			Shares of	Securities	Price of	Stock and
			Stock or	Underlying	Option	Options
	Approval	Grant	Units	Options	Awards	Awards
Name	Date	Date	(#)	(#)	($/Sh)	($)(1)
(a)	(b)	(c)	(j)	(k)	(l)	(m)

Peter C. Nelson(1)	11/19/2008	3/3/2009	3,550	—	—	$136,249
	11/19/2008	3/3/2009	—	22,000	$38.38	$150,040
Martin A. Kropelnicki(1)	11/19/2008	3/3/2009	890	—	—	$34,158
	11/19/2008	3/3/2009	—	5,500	$38.38	$37,510
Francis S. Ferraro(1)	11/19/2008	3/3/2009	890	—	—	$34,158
	11/19/2008	3/3/2009	—	5,500	$38.38	$37,510
Robert R. Guzzetta(1)	11/19/2008	3/3/2009	890	—	—	$34,158
	11/19/2008	3/3/2009	—	5,500	$38.38	$37,510
Paul G. Ekstrom(1)	11/19/2008	3/3/2009	890	—	—	$34,158
	11/19/2008	3/3/2009	—	5,500	$38.38	$37,510

(1)	Both the SARs and RSAs granted to the executive officers on March 3, 2009 pursuant to the Incentive Plan vest in monthly installments over 48 months following the date of grant. In addition, the SARs have a ten-year term. The exercise price of the SARs is the closing price for the Group’s common stock on the New York Stock Exchange on the grant date. Neither the SARs nor the RSAs provide for automatic vesting acceleration if there is a change in control or in the ownership of the Group.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)

Peter C. Nelson(1)	15,000	—		$25.94	1/1/2011	—		—
	15,000	—		$25.15	1/1/2012	—		—
	12,239	261	(2)	$38.51	1/4/2016	34	(2)	$1,252
	5,596	2,544	(4)	$38.11	3/4/2017	516	(4)	$18,999
	5,827	7,493	(5)	$37.60	3/6/2018	1,260	(5)	$46,393
	4,125	17,875	(6)	$38.38	3/3/2019	2,885	(6)	$106,226
Martin A. Kropelnicki(1)	2,239	261	(3)	$42.51	5/1/2016	34	(3)	$1,252
	1,375	625	(4)	$38.11	3/4/2017	125	(4)	$4,603
	1,640	2,110	(5)	$37.60	3/6/2018	355	(5)	$13,071
	1,031	4,469	(6)	$38.38	3/3/2019	724	(6)	$26,658
Francis S. Ferraro(1)	2,447	53	(2)	$38.51	1/4/2016	7	(2)	$258
	1,375	625	(4)	$38.11	3/4/2017	125	(4)	$4,603
	1,640	2,110	(5)	$37.60	3/6/2018	355	(5)	$13,071
	1,031	4,469	(6)	$38.38	3/3/2019	724	(6)	$26,658
Robert R. Guzzetta(1)	3,000	—		$25.94	1/1/2011	—		—
	2,447	53	(2)	$38.51	1/4/2016	7	(2)	$258
	1,375	625	(4)	$38.11	3/4/2017	125	(4)	$4,603
	1,640	2,110	(5)	$37.60	3/6/2018	355	(5)	$13,071
	1,031	4,469	(6)	$38.38	3/3/2019	724	(6)	$26,658
Paul G. Ekstrom(1)	2,447	53	(2)	$38.51	1/4/2016	7	(2)	$258
	1,375	625	(4)	$38.11	3/4/2017	125	(4)	$4,603
	1,640	2,110	(5)	$37.60	3/6/2018	355	(5)	$13,071
	1,031	4,469	(6)	$38.38	3/3/2019	724	(6)	$26,658

(1)	The market value of the stock awards represents the product of the closing price for the Group’s common stock on the New York Stock Exchange as of December 31, 2009, which was $36.82, and the number of shares underlying each such award.

(2)	Awards were granted on January 4, 2006, and vest ratably over 48 months.

(3)	Awards were granted on May 1, 2006, and vest ratably over 48 months.

(4)	Awards were granted on March 4, 2007, and vest ratably over 48 months.

(5)	Awards were granted on March 6, 2008, and vest ratably over 48 months.

(6)	Awards were granted on March 3, 2009, and vest ratably over 48 months.

Option Exercises and Stock Vested

For Fiscal Year Ended 2009

	Option Awards		Stock Awards
			Number of Shares	Value
	Number of Shares	Value	Acquired on	Realized on
	Acquired on	Realized on	Vesting	Vesting
Name of Executive Officer	Exercise	Exercise	(#)	($)
(a)	(b)	(c)	(d)	(e)

Peter C. Nelson	12,500	$162,750	2,044	$77,973
Martin A. Kropelnicki	—	—	505	$19,301
Francis S. Ferraro	—	—	505	$19,301
Robert R. Guzzetta	—	—	505	$19,301
Paul G. Ekstrom	—	—	505	$19,301

Pension Benefits

For Fiscal Year Ended 2009

The table below shows the present value of accumulated benefits payable to each of the executive officers, including the number of years of service credited to each executive officer under the California Water Service Pension Plan and the Supplemental Executive Retirement Plan, each of which is described elsewhere in this Proxy Statement.

		Number of Years		Present Value of
		Credited Service		Accumulated Benefit
Name	Plan Name	(#)(1)		($)(2)(3)
(a)	(b)	(c)		(d)

Peter C. Nelson	California Water Service Pension Plan	13.92		$758,950
President and Chief Executive Officer	Supplemental Executive Retirement Plan	15.00	(3)	$7,532,367
Martin A. Kropelnicki	California Water Service Pension Plan	3.80		$106,120
Vice President, Chief Financial Officer and Treasurer	Supplemental Executive Retirement Plan	3.80		$265,089
Francis S. Ferraro	California Water Service Pension Plan	20.42		$1,104,173
Vice President, Corporate Development	Supplemental Executive Retirement Plan	15.00		$2,451,908
Robert R. Guzzetta	California Water Service Pension Plan	32.58		$1,428,382
Vice President, Operations	Supplemental Executive Retirement Plan	15.00		$808,880
Paul G. Ekstrom	California Water Service Pension Plan	36.00		$1,727,396
Vice President,	Supplemental Executive Retirement Plan	15.00		$426,090
Customer Service, Human Resources and Information Technology

(1)	Assumptions used in the calculation of the present value are included in footnote 14 of Group’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010.

(2)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(3)	In February 1996, Mr. Nelson was awarded, for purposes of calculating his accrued benefit under the SERP, credit for an additional ten years of service. Without taking into account the additional ten years of service, the present value of Mr. Nelson’s accumulated benefits would be $6,930,960, a difference of $601,407 from the value reported in the table.

The benefits under the Supplemental Executive Retirement Plan (the “SERP”) are obtained by applying the benefit provisions of the California Water Service Pension Plan (the “Pension Plan”), a tax-qualified plan, to all compensation included under the Pension Plan, without regard to these limits, reduced by benefits actually accrued under the Pension Plan. Under the SERP, all eligible officers are fully vested after 15 years of service and at age 60. SERP participants are eligible for early retirement starting at age 55 and would receive a reduced benefit ranging from 74% to 95% of their monthly SERP benefit upon early retirement between the ages of 55 and 60. Under the Pension Plan, all eligible employees, including officers, are fully vested after 35 years of service.

The combined maximum benefit payout under the SERP and Pension Plan achievable by an officer is 60% of the average, eligible compensation (including salary, bonus and car allowance) paid over the previous 36 months prior to retirement.

Nonqualified Deferred Compensation

For Fiscal Year Ended 2009

	Executive	Aggregate	Aggregate
	Contributions in	Earnings	Balance
	Last FY	in Last FY	at Last FY
Name	($)(1)	($)(1)	($)(2)
(a)	(b)	(d)	(f)

Peter C. Nelson	$—	$—	$—
Martin A. Kropelnicki	$9,000	$5,038	$22,051
Francis S. Ferraro	$157,000	$204,277	$867,156
Robert R. Guzzetta	$—	$—	$—
Paul G. Ekstrom	$—	$—	$—

(1)	All of the amounts reported under “Executive Contributions in Last FY” were included in the Summary Compensation Table for 2009. None of the amounts reported under “Aggregate Earnings in Last FY” were included in the Summary Compensation Table for 2009.

(2)	The amounts reported under “Aggregate Balance at Last FY” that were included in the Summary Compensation Table in years prior to 2009 are as follows: Mr. Kropelnicki ($12,000) and Mr. Ferraro ($365,000).

The Deferred Compensation Plan provides specified benefits to select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of California Water Service Group. The Deferred Compensation Plan permits the Group’s executives and eligible managers to defer up to 50% of their base salary. The Group does not make any contributions to the deferred compensation plan. The Deferred Compensation Plan’s investment options are similar, but not identical, to the Group’s tax-qualified 401(k) plan and are funded by a Rabbi trust created for the funding of such benefits. Benefits under the Deferred Compensation Plan are payable by the Group upon separation from service with the Group either in lump sum at separation, in monthly installments over five years following separation or in lump sum or installments commencing five years following separation.

Potential Payments Upon Termination or Change in Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment, or a change in control and termination of employment had occurred on December 31, 2009, given the executive officers’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the executive officers would also be entitled to the benefits described in the table of Pension Benefits for Fiscal Year 2009 above and the amount shown in the column labeled “Aggregate Balance at Last FY” of the table of Nonqualified Deferred Compensation for Fiscal Year 2009 above.

On December 16, 1998, the Group adopted the Executive Severance Plan. The Executive Severance Plan provides that if within 24 months following a change in control of the Group, the executive officer’s employment is terminated for any reason other than good cause or by the executive for good reason, the Group will make a cash payment to the executive officer an amount equal to three times such executive officer’s base salary on the date of the change in control or on the date that the officer’s employment terminates, whichever is greater. The payments would be paid in three equal annual installments commencing on the first of the month following the month in which the officer’s employment terminated and payable thereafter on the anniversary of the initial payment date.

Each officer’s entitlement to the severance payment is conditioned upon execution of a release agreement. Additionally, the executive officer forfeits the right to receive the severance payment if he or she violates the non-solicitation and confidentiality provisions of the Executive Severance Plan.

For purposes of the Executive Severance Plan, the term “change in control” means the occurrence of (i) any merger or consolidation of the Group in which the Group is not the surviving organization, a majority of the capital stock of which is not owned by the shareholders of the Group immediately prior to such merger or consolidation; (ii) a transfer of all or substantially all of the assets of the Group; (iii) any other corporate reorganization in which there is a change in ownership of the outstanding shares of the Group wherein thirty percent (30%) or more of the outstanding shares of the Group are transferred to any person; (iv) the acquisition by or transfer to a person (including all affiliates or associates of such person) of beneficial ownership of capital stock of the Group if after such acquisition or transfer such person (and their affiliates or associates ) is entitled to exercise thirty percent (30%) or more of the outstanding voting power of all capital stock of the Group entitled to vote in elections of directors; or (v) the election to the Board of Directors of the Group of candidates who were not recommended for election by the Board of Directors of the Group in office immediately prior to the election, if such candidates constitute a majority of those elected in that particular election.

For purposes of the Executive Severance Plan, “good cause” will be deemed to exist if (i) the applicable officer engages in acts or omissions that result in substantial harm to the business or property of the Group and that constitute dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing; or (ii) the applicable officer is convicted of a criminal violation involving fraud or dishonesty.

For purposes of the Executive Severance Plan, “good reason” will be deemed to exist if, without the applicable officer’s consent, (i) there is a significant change in the nature or the scope of the applicable officer’s authority or in his or her overall working environment; (ii) the applicable officer is assigned duties materially inconsistent with his or her present duties, responsibilities and status; (iii) there is a reduction in the applicable officer’s rate of base salary or bonus; or (iv) the Group changes by 100 miles or more the principal location in which the applicable officer is required to perform services.

Had a change in control occurred during fiscal 2009 and had their employment been terminated on December 31, 2009, either without good cause or by the executive for good reason, the executive officers would have been eligible to receive the payments set forth below.

In addition to the Executive Severance Plan, each executive officer is covered by the Group’s general severance policy. Under the severance policy, each non-union employee of Group whose employment is terminated without cause is entitled to severance pay of either one week’s pay after completing two years of service or two weeks’ pay after completing five or more years of service, provided at least two weeks’ notice is given. In addition, all executive officers are entitled to a payout of six weeks of vacation time upon any termination of employment, which may be paid either in lump sum at termination or in installments over six weeks. In the absence of a change in control, had their employment been terminated on December 31, 2009, without cause, the executive officers would have been eligible to receive the payments set forth below.

Potential payments Upon Termination or Change in Control

	Change in Control and	Termination of Employment
	Termination of Employment	without a Change in Control
	Severance Amount	Severance Amount
Name	($)	($)

Peter C. Nelson,	$2,625,000	$134,616
Martin A. Kropelnicki,	$1,200,000	$53,847
Francis S. Ferraro,	$1,125,000	$57,693
Robert R. Guzzetta,	$885,000	$45,385
Paul G. Ekstrom,	$780,000	$40,000

In addition to the benefits described above, if an executive officer’s employment terminates within one year of a change of control, his or her options continue to vest on the original vesting schedule. Please refer to the table of Outstanding Equity Awards at Fiscal Year-Ended 2009 above for more information regarding these awards.

Director Compensation

For Fiscal Year Ended 2009

The Group’s nonemployee directors receive cash retainers and meeting fees and equity awards for their service.

Nonemployee directors receive a $26,500 annual Board retainer, except for the Audit Committee chair who receives $35,500 and the Chairman of the Board who receives $80,000. In addition, each Board member receives $2,200 for each Board meeting attended, and $1,800 for each committee meeting attended. Further, each committee chair receives an additional fee of $1,800 for each committee meeting chaired.

Each nonemployee director also receives annual restricted stock grants under the Group’s equity compensation plan. The amount of these awards is determined each year by the Board. These awards are generally granted at the same time as awards are made to the Group’s executive officers and fully vest one year from the grant date. For 2009, each nonemployee director received shares of restricted stock valued at $45,288.

In November of 2009, after performing its annual compensation review, the Committee approved increases to the foregoing amounts, effective January 1, 2010, as follows: nonemployee directors will receive a $27,500 annual Board retainer, except for the Chairman of the Board who receives $80,000. The Audit Committee chair receives an additional $9,000 retainer, and the Finance and Risk Management Committee chair receives an additional $2,500 retainer. The chairs of the Nominating/Corporate Governance Committee and Organization and Compensation Committee receive an additional $4,000 retainer, respectively. In addition, each Board member receives $2,300 for each Board meeting attended, and $1,800 for each committee meeting attended. Further, each committee chair will receive an additional fee of $1,800 for each committee meeting chaired.

In November of 2009, after performing its annual compensation review the Committee approved grants of restricted stock to each Board member for the 2010 fiscal year valued at $48,670. The grants were made in March of 2010.

The Board of Directors strongly encourages stock ownership by directors. Pursuant to the Group’s Corporate Governance Guidelines, available on the Group’s website at http://www.calwatergroup.com, beneficial ownership of an aggregate amount of shares having a value of four times the amount of the annual director retainer is desirable. Directors elected before April 27, 2005, who owned less than the desirable amount were strongly encouraged to increase their holdings to that amount by April 26, 2009. Directors elected on or after April 27, 2005, who own less than the desired amount are strongly encouraged to increase their holdings to four times the annual director retainer level before the end of four years from the date of their election to the Board.

Directors may elect to defer cash compensation payable to them under the Group’s deferred compensation plan in the same manner as applicable to the Group’s executive officers as described above.

In addition, the Group maintains a Director Retirement Plan for the benefit of its nonemployee directors. In December 2005, this plan was closed to new participants, however, each of the nonemployee directors listed in the table below (except for Mr. Guiles) were, at that time, participants in the plan and thus continue to accrue benefits thereunder. Under the Director Retirement Plan, a director who participates in the plan and retires after serving on the Board for a total of five or more years will receive a retirement benefit equivalent to $22,000 per year. This benefit will be paid for the number of years the director served on the Board, up to 10 years. No amounts were paid to directors under this program in fiscal 2009.

			Change in
			Pension
			Value and
	Fees		Non-Qualified
	Earned		Deferred
	or Paid	Stock	Compensation
	in Cash	Awards	Earnings	Total
Name	($)	($)(1)(2)	($)(3)	($)
(a)	(b)	(c)	(f)	(h)

Robert W. Foy	$99,800	$54,037	$16,003	$169,840
Chairman of the Board
Douglas M. Brown	$66,100	$45,288	$23,697	$135,085
Lead Director
Edwin A. Guiles	$64,300	$45,288	$—	$109,588
Edward D. Harris, Jr., M.D.	$60,700	$45,288	$16,126	$122,114
Bonnie G. Hill	$55,300	$45,288	$19,339	$119,927
Richard P. Magnuson	$67,900	$45,288	$12,156	$125,344
Linda R. Meier	$64,300	$45,288	$16,133	$125,721
George A. Vera	$78,700	$45,288	$21,442	$145,430

(1)	Amounts reflect the full grant date fair value of each restricted stock award granted in 2009 to the nonemployee directors, calculated in accordance with FASB ASC Topic 718, disregarding estimates for forfeitures. Assumptions used in the calculation of these amounts are included in footnote 13 of Group’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010.

(2)	At the end of 2009, the aggregate number of restricted stock awards held by each current non-employee Director was as follows: Mr. Robert W. Foy, 3,909; Mr. Douglas Brown, 3,545; Mr. Edwin A. Guiles, 2,270; Dr. Edward D. Harris, Jr., 3,545; Ms. Bonnie G. Hill, 3,545; Mr. Richard P. Magnuson, 3,545; Ms. Linda R. Meier, 3,545; and Mr. George A. Vera, 3,545.

(3)	Amounts in this column represents the actuarial increase in the present value of the director benefits under the Group’s Director Retirement Plan. In December 2005, this plan was closed to new participants, however, any director active in 2005, will continue to accrue benefits.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS ON EXECUTIVE COMPENSATION

The Organization and Compensation Committee of the Group’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

Our Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Organization and Compensation Committee:

ORGANIZATION AND COMPENSATION COMMITTEE

Edward D. Harris, Jr., M.D., Committee Chair
Edwin A. Guiles
Bonnie G. Hill
Richard P. Magnuson
Linda R. Meier

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

No member of the Organization and Compensation Committee was an officer or employee of the Group or any of its subsidiaries during 2009, nor was any such member previously an officer of the Group or any of its subsidiaries. No member of the Organization and Compensation Committee had any material interest in a transaction of the Group or a business relationship with, or any indebtedness to the Group, in each case that would require disclosure under “Certain Related Persons Transactions” included elsewhere in this Proxy Statement.

None of the executive officers or nonexecutive officers of the Group have served on the Board of Directors or on the Organization and Compensation Committee of any other entity, any of whose officers served either on the Board of Directors or on the Organization and Compensation Committee of the Group.

CERTAIN RELATED PERSONS TRANSACTIONS

Our wholly-owned subsidiary, CWS Utility Services (CWSUS), provided laboratory services to a subsidiary of San Jose Water Corporation (SJWC), which has ownership of over 5.29% of our common stock outstanding. The contract was cancelled in 2010 by the SJWC subsidiary. The rates charged were comparable to rates charged to other third parties. We received approximately $107,000 from SJW for water sampling. The revenue and income from this activity is not significant to our business. Certain of our properties are in SJWC’s service territory. As a result, we paid SJWC approximately $85,000 for utility water service.

Procedures for Approval of Related Persons Transactions

The Group does not have a stated policy for considering related-party transactions. Instead, the Board of Directors reviews all related-persons transactions, for officers and directors on a case by case basis and approves all such transactions in accordance with the Delaware general corporation law.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Group’s financial reporting process on behalf of the Board of Directors. The Committee’s purpose and responsibilities are set forth in the Audit Committee Charter. The current charter is available on the Group’s website at http://www.calwatergroup.com. The Committee consists of five members, each of whom meets the New York Stock Exchange standards for independence and the Sarbanes-Oxley Act independence standards for audit committee membership, and has at least one member meeting the requirements of an audit committee financial expert. During 2009, the Committee met five times.

The Group’s management has primary responsibility for preparing the Group’s financial statements and the overall reporting process, including the Group’s system of internal controls. Deloitte & Touche LLP, the Group’s independent registered public accounting firm, audited the financial statements prepared by the Group and expressed their opinion that the financial statements fairly present the Group’s financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Deloitte & Touche LLP also audited that the Group maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009.

In connection with the December 31, 2009, financial statements, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management and the independent registered public accounting firm;

(2)	discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 114, “The auditor’s communication with those charged with governance,” as amended;

(3)	received from Deloitte & Touche LLP and discussed with the auditor written disclosures required by the “Public Company Accounting Oversight Board,” also discussed with Deloitte & Touche LLP the firm’s independence, and considered whether the firm’s provision of non-audit services and the fees and costs billed for those services are compatible with Deloitte & Touche LLP’s independence; and

(4)	met privately with the Group’s independent registered public accounting firm and internal auditors, each of whom has unrestricted access to the Audit Committee, without management present, and discussed their evaluations of the Group’s internal controls and overall quality of the Group’s financial reporting and accounting principles used in preparation of financial statements. The Committee also met privately with the Group’s Chairman and the President and CEO, the Chief Financial Officer and the Controller to discuss the same issues.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

George A. Vera, Committee Chair
Douglas M. Brown
Edwin A. Guiles
Richard P. Magnuson
Linda R. Meier

RELATIONSHIP WITH THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as the Group’s independent registered public accounting firm for the year ending December 31, 2010 and the Board adopted its recommendation. The Committee’s selection of Deloitte & Touche LLP as independent registered public accounting firm is submitted for ratification by vote of the stockholders at the Annual Meeting.

The following fees relate to services provided by Deloitte & Touche LLP, the Group’s independent registered public accounting firm for fiscal years 2008 and 2009. No fees were paid to Deloitte & Touche LLP in either 2006 or 2007.

Category of Services	2008	2009

Audit Fees(1)	$842,350	$984,000
Audit-Related Fees(2)	$—	$151,000
Tax Fees(3)	$—	$—
Subtotal	$842,350	$1,135,000
All Other Fees(4)	$65,000	$94,000

(1)	The audit services included audits of California Water Service Group annual financial statements for the years ended December 31, 2008 and 2009, and quarterly reviews of the Group’s interim financial statements. Included also are fees related to the audit of the effectiveness of internal control over financial reporting.

(2)	Services include assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Group’s financial statements and are not reported under “Audit Fees.”

(3)	Services include tax compliance, tax advice, and tax planning.

(4)	Services include other services provided by the independent registered public accounting firm, other than the services reported above in this table.

Fees reported in the above table relate to that fiscal year and were incurred either during the fiscal year or in the quarter following the fiscal year end.

All audit and non-audit services provided by the independent registered public accounting firm are subject to preapproval by the Audit Committee, as described in the Audit Committee Charter, which is available on the Group’s website at http://www.calwatergroup.com.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

Stockholders will vote on the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit the Group’s books, records and accounts for the year ending December 31, 2010. Following the recommendation of the Audit Committee, the Board recommends a vote FOR the adoption of this proposal. Representatives of Deloitte & Touche LLP will be present at the meeting to answer questions and will have an opportunity to make a statement if they desire to do so. If the stockholders do not ratify this appointment, the Audit Committee will reconsider the selection of the independent registered public accounting firm.

Vote Required

In order for the ratification of the selection of the independent registered public accounting firm to be approved, it must receive the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

The Board urges you to vote FOR this proposal.

OTHER MATTERS

Adjournment

Notice of adjournment need not be given if the date, time and place thereof are announced at the Annual Meeting at which the adjournment is taken. However, if the adjournment is for more than 30 days, or if a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting will be given to each stockholder entitled to vote at the Annual Meeting. At adjourned Annual Meetings, any business may be transacted which might have been transacted at the original Annual Meeting.

Cost of Proxy Solicitation

The Group will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the proxies and any additional materials which may be furnished by the Board to stockholders. The solicitation of proxies will be made by the use of the U.S. postal service and also may be made by telephone, or personally, by directors, officers and regular employees of the Group, who will receive no extra compensation for such services. Morrow & Company, LLC, 470 West Avenue, Stamford, CT 06902 was hired to assist in the distribution of proxy materials and solicitation of votes for $8,500, plus out-of-pocket expenses. The Group will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Other Matters

The Board is not aware of any matters to come before the Annual Meeting other than the proposals for the election of directors and the ratification of the selection of the independent registered public accounting firm. If any other matters should be brought before the meeting or any adjournment thereof, upon which a vote properly may be taken, the proxy holders will vote in their discretion unless otherwise provided in the proxies. The report of the Organization and Compensation Committee, the report of the Audit Committee, and the statement of independence of Audit Committee members referred to under “Board Structure — Committees: Audit” are not to be considered as incorporated by reference into any other filings which the Group makes with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. These portions of this Proxy Statement are not a part of any of those filings unless otherwise stated in those filings.

Code of Ethics

The Group has adopted a written code of ethics that applies to its principal executive officer, principal financial officer and all other officers. The Group has also adopted codes of ethics for its employees and directors. The codes are posted on the Group’s website at http://www.calwatergroup.com. The codes are also available in written form upon request to Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598.

Stockholders Sharing an Address

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, banks and brokerage firms that hold shares for stockholders who are the beneficial owners, but not the record holders, of the Group’s shares, have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. For stockholders who are the record holders of the Company’s shares, the Company may follow a similar process absent contrary instructions. The Group will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598 or calling (408) 367-8200. Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Group’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Copies of Annual Report on Form 10-K

The Group, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal year 2009. Copies of exhibits to Form 10-K also will be furnished upon request for a payment of a fee of $0.50 per page. All requests should be directed to Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598.

Electronic copies of the Group’s 10-K, including exhibits, and this Proxy Statement will be available on the Group’s website at: http://www.calwatergroup.com.

Disclaimer Regarding Website

The information contained on the Group’s website is not to be deemed included or incorporated by reference into this Proxy Statement.

Directions to Annual Meeting

The Annual Meeting of Stockholders will be held at a new location, the Doubletree Hotel San Jose, located at 2050 Gateway Place in San Jose, California. The Monterey-Carmel Room at the Doubletree is reserved for the Annual Meeting. Valet parking at the Doubletree Hotel will be validated (no charge) for stockholders. Below are directions:

From the San Francisco Airport/Peninsula:

  1. US-101 South toward San Jose
  2. Exit Brokaw Rd. toward First St.
  3. Keep Right at the fork, follow signs for Airport Pkwy.
  4. Merge onto Airport Pkwy.
  5. Turn Right at Gateway Pl.
  6. Doubletree Hotel on the Right

From Oakland Airport/East Bay:

  1. I-880 South toward San Jose
  2. Exit Brokaw Rd.
  3. Turn Right on E. Brokaw Rd.
  4. Continue on Airport Pkwy.
  5. Turn Right on Gateway Pl.
  6. Doubletree Hotel on the Right

From San Jose/South Bay:

  1. US-101 North toward San Jose
  2. Slight Right at CA-85 North
  3. Exit 87 North toward Downtown San Jose
  4. Merge onto CA-87 North
  5. Exit Skyport Dr.
  6. Turn first Left at Technology Dr.
  7. Continue onto Gateway Pl.
  8. Doubletree Hotel on the Right

From Santa Cruz Area:

  1. CA-17 North toward San Jose
  2. Merge onto 1-880 North
  3. Merge onto 101-North toward San Francisco
  4. Exit Brokaw Rd. toward First St.
  5. Turn Left onto E. Brokaw Rd.
  6. E. Brokaw Rd. becomes Airport Pkwy.
  7. Turn Right onto Gateway Pl.
  8. Doubletree Hotel on the Right

You cannot cumulate your votes when voting via the Internet or telephone. In order to cumulate your votes, you must return this proxy card by mail in the enclosed envelope. VOTE BY INTERNET — www.proxyvote.com CALIFORNIA WATER SERVICE GROUP Use the Internet to transmit your voting instructions and for electronic delivery of ATTN: KAREN LICHTENBERG information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions 1720 NORTH FIRST STREET to obtain your records and to create an electronic voting instruction form. SAN JOSE, CA 95112 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M23683-P90714 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CALIFORNIA WATER SERVICE GROUP For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” number(s) of the nominee(s) on the line below. THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE 0 0 0 ENCLOSED ENVELOPE. To cumulate your votes, see the instruction below. Vote on Directors 1. Election of Directors Nominees: 01) Douglas M. Brown ___06) Richard P. Magnuson ___02) Robert W. Foy ___07) Linda R. Meier ___ 03) Edwin A. Guiles ___08) Peter C. Nelson ___04) Edward D. Harris, Jr., M.D. ___09) George A. Vera ___05) Bonnie G. Hill ___ Vote on Proposal For Against Abstain 2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Group for 2010. 0 0 0 IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS PROPERLY RAISED AT THE MEETING. THE COMPANY KNOWS OF NO OTHER MATTER TO BE RAISED AT THE MEETING OTHER THAN AS SET FORTH IN THE COMPANY’S PROXY STATEMENT. PLEASE DATE, SIGN AND RETURN PROMPTLY. To cumulate your vote for one or more of the above nominee(s), write 0 the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, please mark the box. NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PROXY CARD ANNUAL MEETING OF STOCKHOLDERS OF CALIFORNIA WATER SERVICE GROUP May 25, 2010 Please date, sign and mail your proxy card in the envelope provided, or vote via Telephone or Internet, as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. Please detach along perforated line and mail in the envelope provided. M23684-P90714 CALIFORNIA WATER SERVICE GROUP THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PETER C. NELSON and LYNNE P. MCGHEE, and each of them with full power of substitution, are hereby authorized to vote, as designated on the reverse side, all the shares of California Water Service Group common stock of the undersigned at the Annual Meeting of Stockholders of California Water Service Group to be held at the Doubletree Hotel, 2050 Gateway Place, San Jose, California on May 25, 2010 at 9:30 a.m., or at any adjournment thereof. By my signature on the reverse side of this proxy, I acknowledge that I have received a copy of the notice of meeting and proxy statement relating to this meeting and of the Group’s Annual Report to Stockholders for 2009. Unless otherwise specified on the reverse side, this proxy authorizes the proxies to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed on the reverse side as the proxies determine in their discretion. To specify a different method of cumulative voting, write “cumulate for” and the number of shares and the name(s) of the nominee(s) in the space provided on the reverse side and mark the box next to the instructions at the bottom. Please date, sign and mail as soon as possible in the enclosed envelope. (Continued and to be signed on the reverse side)